WAIVER



         Pursuant to an Employment Agreement dated November 20, 1990 (the "Employment Agreement"), Norman P. Blake, Jr. (the "Executive") is serving as the Chief Executive Officer of USF&G Corporation (the "Corporation") based upon the terms and conditions set forth therein. In consideration of certain stock options granted by the Corporation to the Executive on November 10, 1993, the Executive and the Corporation hereby agree as follows:

              1. The Executive hereby waives all rights to annual base salary under Section 1.2(a) of the Employment Agreement which exceeds (i) Seven Hundred and Fifty Thousand Dollars ($750,000) for the twelve-month period ending November 26, 1994, and (ii) Eight Hundred Thousand Dollars ($800,000) for the twelve-month period ending November 26, 1995.

              2.   Notwithstanding the foregoing waiver of
         base salary, all profit sharing, bonuses, insurance and other benefits and perquisites, stock options, incentive and other performance awards, supplemental retirement income and other deferred compensation provided under Section 1.2 of the Employment Agreement or otherwise provided by the Corporation during the remainder of the Employment Period (as defined in Section 4.1 of the Employment Agreement) shall continue to be determined using as the Executive's annual base salary the Executive's annual base salary under Section 1.2(a) of the Employment Agreement determined without regard to this Waiver (One Million, Forty-One Thousand, Two Hundred Eighty-Five Dollars ($1,041,285) for the twelve-month period ending November 26, 1993, increased annually for each twelve-month period thereafter during the Employment Period by a percentage based solely on the Executive's performance, which percentage shall not be less than the average percentage increase in annual base salary for the four (4) executives most senior in rank of the Corporation other than the Executive, unless for any twelve-month period the Compensation Committee of the Board of Directors provides the Executive with a written statement of the specific reasons, based solely on the Executive's performance, for a lesser or no annual increase for such period). In considering annual awards, stock options and other incentive compensation, the stock options to acquire three hundred thousand (300,000) shares of Common Stock of the Corporation granted to the Executive on November 10, 1993, as consideration for this Waiver shall be disregarded.

              3. At least annually during the remainder of the Employment Period, the Executive shall receive from the Corporation a statement of all benefits and deferred compensation earned or accrued for the year and accrued and unpaid through the date of the statement.

              4.   This Waiver shall not constitute an
         amendment of any portion of the Employment
         Agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Waiver as of the 10th day of November, 1993.

WITNESS:                          USF&G CORPORATION



 JOHN A. MACCOLL                  DAN L. HALE
                                  Dan L. Hale,
                                  Executive Vice President


WITNESS:                          EXECUTIVE



 THERESA L. ABATO                 NORMAN P.  BLAKE, JR.
                                  Norman P. Blake, Jr.